Exhibit 4.7

Form 4279-3	UNITED STATES DEPARTMENT OF AGRICULTURE	FORM APPROVED
(Rev. 07-05)	RURAL DEVELOPMENT	OMB NO. 0570-0017

CONDITIONAL COMMITMENT

(Business and Industry and Section 9006 Program)

TO: Lender	Case No.
PACIFIC RIM BANK	61-005-600267157
Lender's Address	State
TWO WATERFRONT PLAZA 500 ALA MOANA BLVD., #2A	HAWAII
HONOLULU HI 96813-4920
Borrower	Principal Amount of Loan
CYANOTECH CORPORATION & NUTREX HAWAII, INC.	$2,500,000.00

From an examination of information supplied by the Lender and other relevant information, it appears that the transaction can properly be completed.

Therefore, the United States of America acting through the United States Department of Agriculture (USDA) hereby agrees that, in accordance with applicable provisions of the regulations, it will execute Form 4279-5, "Loan Note Guarantee," subject to the conditions and requirements specified in the regulations and herein.

The Loan Note Guarantee fee payable by the lender to USDA will be the amount as specified in the regulations on the date of this Conditional Commitment for Guarantee. The interest rate for the loan is WSJ PRIME + 2.0; 6.0% FLOOR     % 1/. If a variable rate is used, it must be tied to a base rate agreed to by the Lender and USDA which cannot change more often than quarterly and must be published periodically in a financial publication specifically agreed to by the Lender and Borrower.

A Loan Note Guarantee will not be issued until the Lender certifies that there has been no adverse change in the Borrower's financial condition, nor any other adverse change in the borrower's condition, for any reason, during the period of time from USDA's issuance of this Conditional Commitment for Guarantee to issuance of the Loan Note Guarantee regardless of the cause or causes of the change and whether the cause or causes of the change were within the Lender's or Borrower's control. The Lender's certification must address all adverse changes and be supported by financial statements of the Borrower and its guarantors executed not more than 60 days before the time of certification. As used in this paragraph only, the term "Borrower" includes any parent, affiliate, or subsidiary of the Borrower.

In the event of the Government's failure to issue a guarantee in a situation where it is found to be in breach, the other party's remedy is limited to a suit for the guaranteed portion of principal and interest which ultimately remains unpaid.

This agreement becomes null and void unless the conditions are accepted by the Lender and Borrower within 60 days from the date of issuance by USDA.

Except as set out below, the purposes for which the loan funds will be used and the amounts to be used for such purposes are set out in the Application for Loan Guarantee. Once this instrument is executed and returned to USDA no major change of conditions or approved loan purpose as listed on the forms will be considered. Additional Conditions and Requirements including Source and Use of Funds: 2/

If the conditions set forth in this commitment are not met within    120   days from the date of this commitment, USDA reserves the right to discontinue the processing of the application and terminate its commitment. If USDA decides to terminate this commitment USDA will provide the Lender a written notice at least 14 days prior to termination. J1.

UNITED STATES OF AMERICA

		By	/s/ Denise M. Oda

DENISE M. ODA
Date:	04-14-2015		Business Programs Director
(Title)

According to the Paperwork Reduction Act of 1995, no persons are required to respond to a collection of information unless it displays a valid OMB control number. The valid OMB control number for this information collection is 0575●0170. the time required to complete this information is estimated to average 15 minutes per response, including the lime for reviewing instructions, searching existing data sources, ga1hering and maintaining the data needed, and completing and reviewing the collection of information.

Position]	Form 4279-3 (Rev 07-05)

ACCEPTANCE OF CONDITIONS

To: USDA4/

RURAL DEVELOPMENT Federal Bldg., Rm. 311

154 Waianuenue Avenue

Hilo, HI      96720

The conditions of this Conditional Commitment for Guarantee including attachments are acceptable and the undersigned intends to proceed with the loan transaction and request issuance of a Loan Note Guarantee within days.

PACIFIC RIM BANK

(Name of Lender)

Date: April 16, 2015	By: /s/ Signature not legible

CYANOTECH CORPORATION

Date: April 14, 2015	By: /s/ Gerald Cysewski /s/ Jole Deal

Its EVP Its CFO

NUTREX HAWAII, INC.

Date: April 14, 2015	By: /s/ Gerald Cysewski /s/ Jole Deal

Its EVP Its CFO

1/	Insert fixed interest rate or, if authorized by regulations, variable interest rate followed by a "V" and the appropriate loan subsidy rate, if applicable.

2/	Insert any additional conditions or requirements in this space or on an attachment referred to in this space; otherwise, insert "NONE".

3/	USDA will determine and insert the date by which conditions should be met.

4/	Return completed and signed copy of this form to USDA issuing office.

Attachment to Form RD 4279-3, "Conditional Commitment" CYANOTECH CORPORATION & NUTREX HAWAII, INC. Case Number: 61-005-600267157

$2,500,000 Business & Industry (B&I) Guaranteed Loan

Approval Date: 04/06/15

LOAN PURPOSE:

1.

The purpose of the loan is to provide working capital for a commercial property located at 73-860 Makako Bay Drive, Kailua-Kona, Hawaii 96740. Funds will be used for working capital, and fees & costs associated with this loan. Upon final disbursement of loan funds, a copy of the lender's detailed loan settlement must be provided to Rural Development as evidence that all funds were disbursed in amounts and for purposes outlined above.

PERCENTAGE OF GUARANTEE:

2.	An 80% guarantee will be issued after any development work is completed and the terms of this Conditional Commitment have been met. INTEREST RATE AND TERM:

3.

The term of the loan is to be seven (7) years. The interest rate is to be established by the formula: IR = Wall Street Journal Prime Rate+ 2.00 BASIS POINTS with a floor rate of6.0%. The interest rate is to not vary more often than quarterly. The loan is to be fully amortized with monthly installments. When the rate changes, installments are to be adjusted to assure there are no balloon payments. Reasonable and customary prepayment penalties will not be prohibited. Default interest rates, late payment fees, and interest on interest are not covered by the guarantee.

RENEWAL FEE:

4.

This loan guarantee is subject to an annual renewal fee of one-half of one percent of the guaranteed portion of the outstanding principal as of December 31st of each year. The calculation is one-half of one percent of the outstanding principal multiplied by the guarantee percentage. Payments are due to Rural Development by January 31st of each year. For loans where the Loan Note Guarantee is issued between October 1 and December 31, the first annual renewal fee will be due January 31st of the second year following the date the Loan Note Guarantee is issued. Payments not received by April 1st of the following year are considered delinquent and may result in cancellation of the guarantee to the lender. Holder's rights will continue in effect as specified in the Loan Note Guarantee and Assignment Guarantee Agreement.

COLLATERAL:

5.

This loan is to be secured by a second mortgage or deed of trust (including assignment of rents) on the borrower's leasehold interest in the land and improvements located on a 90.067-acre commercial property at 73-860 Makako Bay Drive, Kailua-Kona, Hawaii 96740. The lender is to secure a transferable assignment of the lessor's ground lease. The term of the borrower's leasehold interest must exceed the term of the B&I loan.

Last Updated: July 11, 2014

Conditional Commitment Attachment

There are to be no construction or mechanics liens against the security.

The lender will not require compensating balances or other collateral as a means of eliminating the lender's exposure for the unguaranteed portion of the loan. The entire loan will be secured by the same security with equal lien priority for the guaranteed and unguaranteed portions of the loan. The unguaranteed portion of the loan will neither be paid first nor given any preference or priority over the guaranteed portion.

GUARANTOR(S):

6.	CYANOTECH CORPORATION & NUTREX HAWAII, INC. is to have full liability for the loan. INSURANCE:

7.

Hazard insurance naming the lender as mortgagee or loss payee, as applicable, will be maintained in an amount at least equal to the outstanding loan balance or the replacement value (whichever is greater) of the collateral. Hazard insurance includes fire, windstorm, lightning, hail, explosion, riot, civil commotion, aircraft, vehicle, marine, smoke, builder's risk during construction, and property damage. Worker’s Compensation must be carried in accordance with State law.

Key person life insurance is not required. EQUITY:

8.

A minimum of ten percent tangible balance sheet equity will be required at loan closing. Tangible balance sheet equity must be met in the form of either cash or tangible earning assets contributed to the business and reflected on the business' balance sheet. Tangible balance sheet equity will be determined using a balance sheet prepared in accordance with Generally Accepted Accounting Principles and will not include subordinated debt or appraisal surplus. Prior to issuance of the Loan Note Guarantee, the lender will provide Rural Development with a balance sheet as of loan closing reflecting the business' post-closing status and a certification that the borrower met the minimum tangible balance sheet equity requirement at loan closing.

LOAN AGREEMENT:

9.	A loan agreement between the lender and borrower will be executed which conforms to RD Instruction 4279-B, § 4279.161(b)(ll).

a.

The borrower must obtain audited financial statements annually, prepared in accordance with Generally Accepted Accounting Principles, and submit them to the lender within 90 days of the business' fiscal yearend. Financial statements will contain, at a minimum, a balance sheet and a profit and loss statement reflecting the financial condition of the borrower as of its yearend. The lender is responsible for obtaining all required financial statements from the borrower, analyzing them, and providing copies of statements with a detailed written analysis to Rural Development within 120 days.

b.	All personal and commercial guarantors of this loan must provide annual financial statements to the lender within 90 days of guarantor's fiscal or calendar yearend.

Conditional Commitment Attachment

c.	The borrower will refrain from co-signing or otherwise becoming liable for obligations or liabilities of others.

d.

Dividend payments will be limited to an amount that, when taken, will not adversely affect the repayment ability of the borrower. No dividend payments will be made unless (1) an after-tax profit was made in the preceding fiscal year, (2) the borrower is and will remain in compliance with covenants of the Loan Agreement and Conditional Commitment, (3) all borrower debts are paid to a current status, and (4) prior written concurrence of the lender is obtained. This is not intended to apply to dividend payments to cover personal tax liability resulting from profitability of the business.

e.

     Borrower will not invest in additional fixed asset purchases in an annual aggregate of more than $500,000 without concurrence of the lender. Borrower will not lease, sell, transfer, or otherwise encumber fixed assets without the concurrence of the lender. Disposition of fixed assets serving as collateral for this loan must also have the concurrence of Rural Development.

f.

          Compensation of officers and owners will be limited to an amount that, when taken, will not adversely affect the repayment ability of the borrower. This amount may not be increased year to year unless (1) an after-tax profit was made in the preceding fiscal year, (2) the borrower is and will remain in compliance with covenants of the Loan Agreement and Conditional Commitment, (3) all borrower debts are paid to a current status, and (4) prior written concurrence of the lender is obtained.

g.

Borrower's debt-to-net worth, based upon yearend financial statements and as defined by Generally Accepted Accounting Principles, shall not exceed 1.25 to 1, and the Borrower's current ratio, similarly defined, shall not fall below 2.1to 1.

h.	Borrower shall not enter into any merger or consolidation or sell the business without prior written concurrence of the lender.

i.

Outside investment and loans/advances to stockholders, owners, officers, or affiliates require the prior written consent of the lender. Loans from stockholders, owners, officers or affiliates must be subordinated to the guaranteed loan or converted to stock. No payments are to be made on these debts unless the B&I loan is current and in good standing.

ENVIRONMENTAL:

10.

The lender will take action to ensure that all construction associated with this credit facility and the continuing operations of the business are completed in accordance with applicable Federal, State, and local laws, regulations, and ordinances, as related to any adverse impact the project/operations may potentially have on the environment.

APPRAISAL:

11.

A current (less than 12 month old) appraisal acceptable to Rural Development and completed in accordance with USPAP and FIRREA indicating that the fair market value of the real property security is not less than $15,600,000, excluding any value attributed to business valuation. Lenders will be responsible for ensuring that appraisal values adequately reflect the actual value of the collateral. A qualified appraiser must determine the appraised market value in accordance with RD Instruction 4279-B, section 4279.144, prior to issuance of the Loan Note Guarantee. Collateral must have documented value sufficient to protect the interest of the lender and the Agency. The discounted collateral value must be at least equal to the loan amount.

Conditional Commitment Attachment

LOAN GUARANTEE CLOSING:

12.

PACIFIC RIM BANK and CYANOTECH CORPORATION & NUTREX HAWAII, INC. must each execute Form AD-3031, "Assurance Regarding Felony Conviction or Tax Delinquent Status for Corporate Applicants," at loan closing and provide the forms to the Agency prior to issuance of the Loan Note Guarantee.

13.	Coincident with, or immediately after loan closing, and prior to issuance of the guarantee, the lender will provide Rural Development with the following:

a.	A guarantee fee of$60,000 (= $2,500,000 x 80% x 3%) made payable to the U.S. Treasury and Form RD 1980-19, "Guaranteed Loan Closing Report."

b.	This guarantee will be governed by the previously executed RD Form 4279-4, "Lender's Agreement," dated March 27, 2012.

c.	A copy of the executed Loan Agreement that contains any continuing loan conditions set forth by the Agency in this Conditional Commitment.

d.	A copy of the executed Promissory Note(s).

e.	A copy of the executed Settlement Statement.

f.	Original, executed Forms RD 4279-14, "Unconditional Guarantee," as required;

g.	Original, executed Forms AD-3031, "Assurance Regarding Felony Conviction or Tax Delinquent Status for Corporate Applicants," for both the lender and borrower.

h.	Written lender certification in accordance with RD Instruction 4279-B, § 4279.181.

i.

Borrower's loan closing balance sheet, prepared in accordance with Generally Accepted Accounting Principles, demonstrating required tangible balance sheet equity. The balance sheet must reflect the business' post loan closing status.

14.

The lender is required to hold in its own portfolio or retain a minimum of 5 percent of the total loan amount. The amount required to be retained must be of the unguaranteed portion of the loan and cannot be participated to another. The lender may sell the remaining amount of the unguaranteed portion of the loan only through participation.

15.

Agency personnel and any person(s) accompanying Agency personnel shall be authorized to enter upon the premises and into any building thereon, whether permanent or temporary, jointly or separately, with personnel of the lender to carry out the functions involving their interests. Scheduled and unscheduled inspections may be conducted by these personnel to determine the effectiveness of the loan program.

Conditional Commitment Attachment

16.

The lender will always retain responsibility for servicing the entire loan and for notifying the Agency of any violations of the terms of the Loan Agreement or Conditional Commitment. The lender will advise the Agency of the loan classification within 90 days of issuance of the guarantee and whenever the lender revises its classification of the loan.

17.

PACIFIC RIM BANK (lender) certifies by accepting this Conditional Commitment for a $2,500,000 guarantee the lender understands that no adverse change may occur during the period of time from Agency issuance of the Conditional Commitment to issuance of the Loan Note Guarantee relating to CYANOTECH CORPORATION & NUTREX HAWAII, INC. (borrower) regardless of the cause or causes of the change and whether the change or cause(s) of the change were within the lender's or borrower's control. Prior to each disbursement, lender shall be in receipt of satisfactory evidence that there has been no unremedied adverse change in the financial or any other condition of the Borrower since the date of the application or since any preceding disbursements which would warrant withholding or not making further disbursements.

18.	CYANOTECH CORPORATION & NUTREX HAWAII, INC., by accepting Form 4279-3, "Conditional Commitment," certifies that it is not delinquent on any Federal debt, including tax debt.

19.

By signing this Conditional Commitment, the lender and borrower certify that they understand and accept the conditions outlined herein. No provision stated herein shall be amended or waived without the prior written consent of the lender and Rural Development. Any loans or advances made to the Borrower by the Lender after issuance of the Loan Note Guarantee will not be covered by the guarantee, except authorized protective advances. Regulations contained in RD Instructions 4279-A and 4279-B, and Form RD 4279-4, "Lender's Agreement," will apply.

20.

Any request for an extension of the expiration date of this Conditional Commitment must be made in writing and received by Rural Development prior to the expiration date. This request must be accompanied by a full explanation as to why the extension is needed.

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